Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

PressLogic Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	Rule 457(o)	(2)	—	—	US$	11,500,000.00	(1)(2)	US$153.10 per US$1,000,000	US$	1,760.65
Fees Previously Paid	—	—	—		—	—		—				—
	Total Offering Amount						US$	11,500,000.00			US$	1,760.65
	Total Fees Previously Paid											—
	Total Fee Offsets											N/A
	Net Fee Due										US$	1,760.65

(1)	Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.